Exhibit 15.2

13 April 2023

Company Name: Grab Holdings Limited

Address: 3 Media Close, Singapore 138498

Dear Sir/Madam,

Reference: Letter of authorisation to use Euromonitor International Limited’s (“Euromonitor”) name and data

We are writing in connection with external disclosure of Euromonitor data as part of new materials published by you, whether directly or by way of incorporation by reference, in the periodic reports (including the annual report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report”), current reports on Form 6-K (the “Current Reports”) and/or registration statements (including those on Form S-8 (SEC file number: 333-262658) and on Form F-1/Form F-3 (SEC file numbers: 333-261949 and 333-264872)) and any amendments thereof, filed or furnished, as applicable, with the U.S. Securities and Exchange Commission (the “SEC”) (referred to in this letter as the “Authorised Materials”) by the Company and its request for our permission to publish Euromonitor’s name and data in those materials in the form set out in the draft text which you have given us (“Approved Text”).

The Approved Text is either attached to this letter or will be set out in a separate document in which that text has been expressly identified in writing by Euromonitor as the Approved Text referred to in this letter.

Euromonitor hereby agrees to the publication and use of its name and data in the Authorised Materials in the form of the Approved Text only, subject to and in accordance with the terms of the Agreement. This permission is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission.

Euromonitor hereby agrees to the publication, issuing to the public and use of its name (including the naming of Euromonitor as an expert in the Registration Statements), information, statements and data (i) in the Annual Report and Registration Statement and any amendments thereto, including, but not limited to, under the “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—B. Business Overview”; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), and (iv) on the websites or in the publicity materials of the Company and their respective subsidiaries and affiliates, subject to and in accordance with the terms of the Agreement. We further hereby consent to the filing of this letter as an exhibit to the Annual Report, the Registration Statements and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes. This permission is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission.

Euromonitor hereby confirms that it has an arm’s length relationship with the Company and that it has acted independently of the Company in compiling the data in the Approved Text.

We remind you that, in accordance with the terms and conditions of the Agreement (which shall apply in full to the Company’s use of the Approved Text in the Authorised Materials):

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the authorisation provided by Euromonitor under this letter applies to the use of the Approved Text in connection with the Authorised Materials only. Consequently, it does not authorise the Company to make any uses in connection with any other type of document or activity (such as the making of marketing claims);
•
any use of Euromonitor’s name or data beyond publication of the Approved Text in the Authorised Materials and its issue to the public requires Euromonitor’s separate and specific written authorisation from Euromonitor (which it may grant or withhold at its sole discretion) and for which additional terms and conditions shall apply; and
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any authorised use of the Approved Text must include the disclaimer in the agreed form and the source and copyright acknowledgement notices.

The permission granted by Euromonitor under this letter shall be effective on your receipt of this letter and no further steps are required by you to obtain that permission. However, we kindly request that you acknowledge safe receipt of this letter by email to soonyen.leong@Euromonitor.com and keep a safe copy for your records.

Yours faithfully

For and on behalf of Euromonitor International Limited

/s/ Chris Wetherall

Name: Chris Wetherall

Title: Sales Director

Annex:

Approved Text

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According to the research done by Euromonitor for Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam, Grab continued to be the category leader in Southeast Asia in 2022 by GMV in online food delivery and ride-hailing.
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According to the research done by Euromonitor for Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam, Grab remained the category leader in 2022 by GMV in online food deliveries and ride-hailing in Southeast Asia, despite increased competition.
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The opportunity for financial services in Southeast Asia is significant, with roughly four in every ten adults in the region either unbanked or underbanked according to Euromonitor….

Disclaimer:

This statement also contains information, estimates and other statistical data derived from third party sources (including Euromonitor), including research, surveys or studies, some of which are preliminary drafts, conducted by third parties, information provided by customers and/or industry or general publications. Such information involves a number of assumptions and limitations and due to the nature of the techniques and methodologies used in market research, Euromonitor cannot guarantee the accuracy of such information. The Recipient is cautioned not to give undue weight on such estimates. The Company has not independently verified such third party information, and make no representation as to the accuracy of, such third party information.